Exhibit 99.2

This MEMBERSHIP AGREEMENT (this “Agreement”) is entered into on this date, accepted and agreed to as of the date recorded by SaltLending.com, (the “Effective Date”), between Salt Platform, LLC, a Delaware limited liability company (“Salt”) and the agreeing party under the laws of state of Delaware (“Member”, and with Salt each a “Party” and collectively as the “Parties”).

WHEREAS, Member desires to be granted access to a proprietary electronic quotation bureau operated by Salt (the “Platform”) that includes data, information, content and materials that pertain to the lending and borrowing of digital and traditional currencies (collectively “Loans”) and related matters.

WHEREAS, Salt is willing to provide Member access to the Platform in accordance with the terms of this Agreement, provided that Member shall not be entitled to effect any Loans on the Platform unless and until Member has agreed to those terms and conditions set forth in a separate agreement between Salt and that Member that pertain to effecting Loans through the Platform.

NOW, THEREFORE, in consideration of the foregoing and of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Salt and Member intending to be legally bound, agree as 1.Access to the Platform. In accordance with the terms of this Agreement Salt hereby agrees to provide Member access to the Platform, including all information, statements, materials, articles, research, data, software, links to third party websites, products and services made available on or accessible   through the Platform, including digital asset wallets (collectively,   “Content”). By using the Platform and the Content, Member agrees: (i) to   comply with U.S. law regarding the transmission of any information through the Platform; (b) not to use the Platform for illegal purposes; and (iii) not to interfere with, trespass on or disrupt the networks or computers and equipment connected to the Platform.

2.Use of the Platform.

(a) Unauthorized Uses. Member shall not, and shall cause each of its directors, officers, employees, agents, advisors and other representatives (each, a “Representative”) not to, without the prior written consent of Salt: (i) sell, lease, transfer, provide, sublicense or otherwise make available to any third party the license granted under this Agreement to the Platform or any portion thereof, whether as a demonstration or otherwise; (ii) photocopy or otherwise reproduce in any medium the Platform or any portion thereof, including the Content, except that Member may print hard copies of such Content or any portion thereof for its own internal use (provided that all copyright and other proprietary notices and disclaimers are retained and complied with); or (iii) alter, enhance, make derivative works of, reverse engineer or decompile the Platform or any portion thereof, or otherwise take any action likely to harm the Platform.

(b) Role of Salt; No Offer, Solicitation or Recommendation. Salt makes no representation or warranty that the Content is suitable or appropriate for Member. The Content is for User's private information, and Salt is not soliciting any action based on it. The Content is not to be construed as a recommendation or an offer to buy, sell, lend or borrow, or the solicitation of an offer to buy, sell, lend or borrow, or to enter into any transaction in respect of, any Currency, security, financial product or other instrument. Although the information contained in the Content is obtained or compiled from or based upon information that Salt considers reliable, Salt does not represent that such information is accurate, current or complete. Salt does not undertake to advise Member of changes in any of the Content, and Member should note the date of publication of each component of the Content. Member acknowledges that: (i) access is being provided to Member to the Platform under this Agreement for informational purposes only; (ii) the Platform may include information taken from third-party sources; and (c) any reliance on any portion of the Content shall be at Member's sole risk. The Content may not be used for any illegal purpose. The Content may not be used in any manner that would subject Salt or its affiliates to any registration requirements in any jurisdiction or country. Member may not display any Content in any way that creates a misimpression or likelihood of confusion that such data is from any source other than Salt.

(c) Usage Rules. All use of the Platform by Member shall be solely in accordance with this Agreement and all other operational guides and protocol documents as may be provided to Member from time to time by Salt, Salt’s Privacy Policy and the Platform’s terms of use (collectively, the “Usage Rules,” which are deemed incorporated by reference herein). Salt may, from time to time, specify additional Usage Rules or changes to any existing Usage Rules upon five (5) business days’ prior notice to Member (provided that any such changes may be made effective immediately, in Salt’s reasonable discretion, to permit the Platform and/or Salt to comply with any Applicable Law (as defined in Section 2(d)) or to facilitate the continued operation of the Platform without performance interruption or degradation). Member’s access to or use of the Platform following Salt’s specification of any addition or change to the Usage Rules shall constitute Member’s acceptance of such addition or change regardless of whether or not Member has executed a written agreement with respect thereto.

(d) Compliance with Applicable Law. Member agrees that its access to, and use of, the Platform in any manner and for any purpose permitted hereunder shall comply with all applicable federal, state and foreign laws, rules, regulations and interpretations of any judicial, legislative, governmental, regulatory or self-regulatory authority or organization of competent jurisdiction (collectively, “Applicable Law”).

(e) Disclosure of Member Information. In connection with its use of the Platform, Member shall provide Salt with information concerning Member, any Authorized Person (as defined in Section 5(a)) or any other Representative thereof, and access to Member’s relevant records relating to the use of the Platform, in each case as Salt may reasonably request for purposes of complying with any reporting or other requirement applicable to Salt under Applicable Law. In particular, Salt may collect certain personal information concerning each Authorized Person designated by Member in accordance with Section 5(a), including name, business address, e-mail address and telephone number, for purposes of (i) identifying such Authorized Person as a Representative of Member; (ii) monitoring the frequency of such Authorized Person’s access to or use of the Platform for Salt’s marketing or internal administration and analysis purposes; and (iii) providing such Authorized Person with additional and up-to-date information regarding services offered through the Platform.

(f) Control of Platform Operation. Salt shall have sole and complete control over, and reserves the right subject to this Section 2(f) at any time to make any changes to, the configuration, appearance, content and functionality of the Platform. Salt shall notify Member as promptly as reasonably practicable prior to implementing changes in the Platform that would materially affect Member’s ability to access or use the Platform in accordance with this Agreement.

(g) Right to Control Use and/or Cease Service. Salt reserves the right at any time, in its sole discretion, without any liability whatsoever: (i) to impose limitations on access to or use of the Platform by Member or any Authorized Person; (ii) to discontinue displaying or transmitting any information (including any Content); (iii) to temporarily suspend or to temporarily or permanently restrict access to the Platform or any particular portion thereof by Member or any Authorized Person; or (iv) to suspend or cease operation of the Platform; in each case, for reasons relating to (A) prevailing market conditions, which would compromise the normal operation, integrity or security of the Platform, including but not limited to an order or request, from a regulatory authority in any jurisdiction in which Salt or its Participants operates, to temporarily cease operations for any reason, (B) any obligation of Salt under Applicable Law; (C) a material breach by Member of this Agreement or violation by Member of any Applicable Law which adversely affects Salt’s ability to lawfully operate the Platform, (D) actions compromising the normal operation, integrity or security of the Platform or (E) other business, technical or financial considerations as may be determined by Salt in its reasonable discretion (provided, however, that Salt shall not unreasonably discriminate among Participants in its application of the foregoing). Member agrees that it will be a breach by Member of this Agreement to evade, or attempt to evade, any suspension, restriction or limitation of Services under this Section 2(g). Member further acknowledges and agrees that any such suspension, restriction or limitation is only for the exclusive benefit of Salt, and Member shall not rely on Salt to implement any such suspension, restriction or limitation for Member’s protection or benefit.

Membership Units   .

In connection with Member’s access to and use of the Platform for the Intended Purpose, Member agrees to purchase Salt Membership Unit(s), known for branding purposes as “Salt.” Said Membership Units shall be purchased through the Salt Lending Platform via ACH payment, credit card, digital currencies acceptable by Salt, or otherwise in accordance with Salt’s direction. Salt shall have the right to adjust the number of Membership Units required to access certain Membership features as outlined below.

(a) Form of Membership.

Membership is created using Distributed Ledger Technology (DLT). Upon deployment of the Salt Lending Platform, Membership shall be available for purchase in several tiered packages. Salt Lending reserves the right to discount the Membership Price at its sole discretion for promotional and marketing or other purposes.

(b) Features of DLT-based Representation of Membership.

(i)    Internal Accounting

(ii)   External Transparency

(iii)  Marketing

(iv)  Branding

(v)   Immutability

(vi)  Transferability

(vii) Security

(c) Included Features, Cost.

Access levels vary by Tier depending upon the number of Membership units purchased. Each Tier allows access to the following non-financial product features:

(i) Tier One Membership. A valid email address is required to sign up. The Member must acquire and spend one Membership unit to access Tier One features for a period of one year from purchase date. Membership includes access to the Salt Dashboard web portal of available products, including but not limited to cryptocurrency market data and Salt Educational Materials. The Salt Dashboard web portal also provides access to view and apply for financial products offered by Lenders through the Salt Lending Platform. Financial products are limited to disbursements of no more than $10,000.00 US Dollars and a maximum term of 24 months. (NOTE: Full Anti-Money Laundering Compliance, Know Your Customer Compliance and Salt Lending Holdings, Inc’s Borrower and Lender Suitability Analysis must be satisfactorily completed by the relevant party prior to that party’s interaction with any of the financial products offered by the Salt Lending Platform. Terms and Conditions apply. Not all products made available to all Members. Salt does not provide tax or legal advice.)

(ii) Tier Two Membership. A valid email address is required to sign up. The Member must acquire a minimum of 10 Membership units and spend 10 Membership unit to access Tier Two features for a period of one year from purchase date. Membership includes access to the Salt Dashboard web portal of available non-financial products, including but not limited to cryptocurrency market data, Salt Educational Materials, Salt merchandise and a hardware wallet device. All products purchased separately and are subject to availability. The Salt Dashboard web portal also provides access to view and apply for financial products offered by Lenders through the Salt Lending Platform. Financial products are limited to disbursements of no more than $100,000.00 US Dollars and a maximum term of 36 months for Term Financing products. Tier Two membership allows members to submit requests for financial products that are customized to their specific needs, including requests for a specific loan annual percentage rate (APR), origination loan-to-value ratio (LTV), base currency and loan term. (NOTE: Full Anti-Money Laundering Compliance, Know Your Customer Compliance and Salt Lending Holdings, Inc’s Borrower and Lender Suitability Analysis must be satisfactorily completed by the relevant party prior to that party’s interaction with any of the financial products offered by the Salt Lending Platform. Terms and Conditions apply. Not all products made available to all Members. Salt does not provide tax or legal advice.)

(iii) Tier Three Membership.

A valid email address is required to sign up. The Member must acquire a minimum of 100 SALT Membership units as determined by the company and spend 100 Membership unit to access Tier Three features for a period of one year from purchase date. Membership includes access to the Salt Dashboard web portal of available non-financial products, including but not limited to cryptocurrency market data, Salt Educational Materials, Salt merchandise and a hardware wallet device. All products purchased separately. The Salt Dashboard web portal also provides access to view and apply for financial products offered by Lenders through the Salt Lending Platform. Financial products are not limited in regard to loan size or loan terms. Tier Three membership allows members to submit requests for financial products that are customized to their specific needs, including requests for a specific loan annual percentage rate (APR), origination loan-to-value ratio (LTV), base currency and loan term. (NOTE: Full Anti-money Laundering Compliance, Know Your Customer Compliance and Salt Lending Holdings, Inc’s Borrower and Lender Suitability Analysis must be satisfactorily completed by the relevant party prior to that party’s interaction with any of the financial products offered by the Salt Lending Platform. Terms and Conditions apply. Not all products made available to all Members. Salt does not provide tax or legal advice.) Tier Three Membership also allows for access to the Salt Platform API. Additional API related fees may exist depending on usage.

(d) Other Features. Upon full deployment of the Salt Platform, users may elect to use their additional Membership Units to reduce the interest rate charged on their loans up to 2% of the interest rate to be charged on a particular loan.

Termination

(a) Termination. This Agreement, and access to the Platform, may be terminated by either Party at any time upon notice to the other Party.

(b) Effect of Termination. The following events shall occur upon termination of this Agreement: (i) the license granted Member in Section 1 shall immediately terminate and Member shall cease any and all use of the Platform; and (ii) Member shall pay to Salt, in accordance with Section 3, all fees, or other obligations due to Salt hereunder that have accrued and remain unpaid as of the termination date; provided that if this Agreement is terminated by Salt without cause it shall refund to Member any fees on a pro rata basis based on the percentage of the applicable period for which fees were paid as of the date of termination.

Other than as provided in this Section 4, termination of this Agreement shall not affect a Party’s obligations arising hereunder prior to such termination. The right of termination set forth herein is in addition to any other remedy at law or in equity that is available to a Party with respect to a breach by the other Party.

5.Authorized Persons; Security

(a) Authorized Persons. Member shall designate one (1) agent (“Administrator”) who shall designate other such agents who are authorized by Member to access or use the Platform on Member’s behalf (each, including the Administrator, an “Authorized Person”). With Salt’s permission, and upon providing Salt suitable notice, Member may designate additional Administrators as needed. Member shall notify Salt of the designation of Authorized Persons and any changes to such designation(s) (including the termination of the authorization or employment of any then current Authorized Persons). Notwithstanding the foregoing, Salt shall have the right in its reasonable discretion to terminate any Authorized Person’s access to the Platform. Member shall at all times be responsible for (i) any access to or use of the Platform by its Authorized Persons; (ii) any breach by any Representative of Member (including any Authorized Persons) of any obligation of Member under this Agreement; and (iii) any unauthorized use of the Platform by any person through Member’s facilities or on Member’s behalf. Upon becoming aware of any improper use of the Platform by any Representative (including any Authorized Person) Member shall (A) promptly notify Salt thereof, (B) take immediate actions to terminate such improper use, including by terminating such person’s authorization to access the Platform, and (C) provide Salt with such assistance as reasonably requested by Salt in investigating and remedying the consequences of such improper use.

(b) Security. The Administrators will designate Authorized Persons and assign to each such Authorized Person a unique user identification (“Member ID”) and a corresponding access code (“Access Code”) to enable such Authorized Person to access the Platform. Member shall take appropriate steps to maintain, and to ensure that each Authorized Person maintains the confidentiality of the Member ID and Access Code assigned thereto. Member shall not permit any person to access the Platform other than an Authorized Person accessing the Platform on its behalf, and shall implement security procedures specified in the Protocol Document or otherwise reasonably designed to prevent unauthorized use or misuse of the Member IDs, the Access Codes or the Platform. Member shall promptly notify Salt of any unauthorized access to or use of, or any loss or theft of, any Member ID or Access Code assigned to any of its Authorized Persons. Salt does not warrant that any method of accessing the Platform is secure and shall have no liability whatsoever in connection with Member’s method of accessing the Platform. Member shall comply with all reasonable security specifications or requirements of Salt (of which Salt shall give prior notice to Member) to prevent the Platform from being improperly used or accessed.

6.Intellectual Property.

(a) Platform. As between Member and Salt, Salt (or, as the case may be, its parent corporation, Salt Lending Holdings, Inc. (“Holdings”)) shall have exclusive ownership of and title to all names, trade names, copyrights, trademarks, service marks, patent rights, trade secrets and all other proprietary and/or intellectual property rights (collectively, “Intellectual Property Rights”) in and relating to the Platform, including any Salt specifications and all Content, and Member shall have no rights therein other than the license and rights expressly granted hereunder. Member shall not, by act or omission, diminish or impair in any manner the acquisition, maintenance, and full enjoyment by Salt, its licensees, transferees and assignees, of any Intellectual Property Rights under this Section 6(a).

(b) Click-Stream Data. As between Member and Salt, Salt (or, as the case may be, Holdings) shall have exclusive ownership of and title to all click-stream and similar data that track the access to or use of the Platform by or on behalf of Member (the “Click-Stream Data”) and all Intellectual Property Rights therein; provided, however, that, except as required by Applicable Law or consented to by Member, Salt shall not provide to any third party any Click-Stream Data that identifies (directly or indirectly) Member.

7.Confidentiality.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party hereto shall mean, with respect to Salt, the Salt Confidential Information, and with respect to Member, the Member Confidential Information; provided that Confidential Information of a Party shall not include any information that: (i) is in or becomes part of the public domain other than through a breach by the other Party of this Agreement; (ii) was demonstrably known to the other Party previously with no obligation to keep it in confidence; (iii) is subsequently disclosed to the other Party on a non-confidential basis from a source other than such Party (provided that such source is not known to the other Party to be bound by a confidentiality agreement with such Party or otherwise prohibited from transmitting the information to the other Party by a contractual, legal or fiduciary obligation); or (iv) a Party can demonstrate, from written records, that such information was independently developed by the employees of the other Party who have not had access to and without any use of any Confidential Information; “Salt Confidential Information” shall mean any oral, written, graphic, electronic or machine readable information concerning or relating to the Platform, Salt or any Affiliate thereof that is disclosed by Salt or any Affiliate thereof or any of their respective Representatives to Member or any Representative thereof (such information to include all notes, analyses, compilations, studies or other documents derived from such disclosed information), including (A) the terms of this Agreement (including the fees payable hereunder), (B) any information regarding the functionality of the Platform and all related documentation, and (C) the current or proposed business plans or technology requirements, specifications or plans of Salt; and “Member Confidential Information” shall mean any information concerning or relating to Member, any Affiliate thereof, any of their Representatives or any Authorized Person that is either disclosed to Salt (or any Representative thereof) through use of the Platform in written or other tangible form, or disclosed orally to Salt (or any Representative thereof).

(b) Confidentiality Obligations. Each of Salt and Member agrees that, with respect to any Confidential Information of the other Party, it shall: (i) use such Confidential Information solely for the purpose of making available (in the case of Salt) or accessing or using (in the case of Member) the Platform, and not for its own corporate purposes or otherwise, except as otherwise expressly permitted hereunder; (ii) not disclose, sell, assign, license, market, transfer or otherwise dispose of any Confidential Information of the other Party to any third party, except as otherwise expressly permitted hereunder or with the prior written consent of the other Party; (iii) advise each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of the other Party to keep such information confidential; (iv) maintain the confidentiality of such Confidential Information with at least the degree of care it uses to protect its own confidential and proprietary information, but with no less than a reasonable standard of care; and (v) promptly notify the other Party of any actual or suspected misuse, misappropriation or unauthorized disclosure of any such Confidential Information.

8. Indemnification.

Member shall indemnify, defend and hold harmless Salt and its Affiliates, and their respective Representatives, from and against any from and against any direct out of pocket losses, liabilities, judgments, arbitration awards, settlements, damages and costs, including reasonable attorneys’ fees (“Losses”) resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) caused by Member’s access to or use of the Platform or any breach by Member or any Representative or that are based on or result from Member’s ability or inability to use, the Platform or any portion thereof, or any data, information, service, report, analysis or publication Member derives there from.

9. No Warranties; Limitation of Liabilities.

(a) No Warranties. NEITHER SALT OR ANY OF ITS AFFILIATES, INVESTORS, THIRD PARTY VENDORS, CONTRACTORS OR TECHNOLOGY SUPPLIERS (EACH, AN “SALT PARTY”), NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, MAKES ANY WARRANTY TO MEMBER OR ANY OTHER PERSON AS TO THE PLATFORM OR ANY PORTION THEREOF, WHETHER EXPRESS OR IMPLIED, INCLUDING (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (2) ANY WARRANTY REGARDING THE CORRECTNESS, QUALITY, ACCURACY, RELIABILITY, SECURITY, PERFORMANCE, COMPLETENESS, TIMELINESS OR CONTINUED AVAILABILITY OF THE PLATFORM OR ANY PORTION THEREOF. MEMBER ACKNOWLEDGES AND AGREES THAT THE PLATFORM IS PROVIDED ON AN “AS IS” BASIS AT MEMBER’S SOLE RISK. UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER ANY SALT PARTY NOR ANY REPRESENTATIVE THEREOF SHALL HAVE ANY DUTY OR OBLIGATION TO MAINTAIN THE PLATFORM OR ANY PORTION THEREOF OR TO VERIFY, CORRECT, COMPLETE OR UPDATE ANY INFORMATION DISPLAYED THEREON.

(b) General Limitations on Liabilities. Under no circumstances shall any SALT PARTY have any liability to user or to any other person for the quality, accuracy, timeliness, continued availability or completeness of the PLATFORM, THE CONTENT or any portion thereof. In no event will the SALT PARTIES be liable for any indirect, special, incidental, consequential, punitive or exemplary damages that MEMBER or any other person may incur in connection with MEMBER’S ability or inability to use the PLATFORM, or any portion thereof, or interruption of service, including but not limited to, delays or interruption of internet or network services not operated or controlled by SALT, or omissions or inaccuracies in such information or materials, even if advised of the possibility of such damages including, without limitation, lost profits and loss of revenue, even if any of the SALT parties has been advised of the possibility of such damages.

NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, IN

NO EVENT SHALL THE LIABILITY OF SALT ARISING OUT OF ANY KIND OF LEGAL CLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE) RELATING IN ANY MANNERTO<strong> MEMBER’S USE OF THE PLATFORM EXCEED IN THE AGGREGATE THE AMOUNTS PAID TO SALT BY

MEMBER TO WHICH SUCH CLAIM RELATES IN THE QUARTER IMMEDIATELY PRIOR TO THE FIRST OCCURRENCE OF THE EVENT GIVING RISE TO SUCH CLAIM.

(c) No Liability for Other Providers. Member acknowledges that in accessing or using the Platform, it may be provided with links to websites of (or otherwise presented with content provided by) third parties and agrees that Salt shall not be liable for any such third-party content. The fact that Salt has provided a link to a third-party site, or that a third party site has provided a link to the Platform, does not constitute an endorsement, authorization, sponsorship, or affiliation by Salt with respect to that site, its owners, or its providers and Member accesses that site and any services or information provided therein at Member’s own risk. Salt is not responsible or liable for, and makes no representations or warranties with respect to, any particular information, software, products, services or content found on any of the linked sites, including appropriateness of any products, services or transactions described therein.

10. General

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing and may be sent by (i) personal delivery, (ii) registered or certified mail, (iii) overnight courier or (iv) telefax, electronic mail or similar means of simultaneous transmission and receipt, in each case to the addresses of the Parties set forth below (as may be changed by either Party at any time by written notice to the other Party), and shall be deemed to have been duly given upon the date of receipt.

If to Salt, as appropriate:

Salt: 7400 East Crestline Circle, Suite 150 Greenwood Village, CO 80111 Phone: 303-243-5018 E-mail: support@saltlending.com

(b) Arbitration. The Parties agree that any claim, dispute, controversy or other matter in question arising out of, relating to or in connection with this Agreement (including, without limitation, any dispute regarding its validity or termination, or the performance or breach thereof) that cannot be resolved by negotiation between the Parties within thirty (30) days from the date notice of such matter is received by either Party from the other shall be submitted, upon notice by either Party, to arbitration in accordance with the rules of arbitration of the American Arbitration Association (the “AAA”) or such other rules as may be agreed by the parties involved in such arbitration, in either case with the laws of the State of Delaware applied as the substantive law governing this Agreement. All arbitration proceedings under this Agreement shall be conducted in the Denver Colorado metropolitan area, and in the English language. The Parties hereby agree that, with respect to any arbitration conducted hereunder, any decision or award of the arbitral tribunal shall be final and binding upon the parties involved in such arbitration. Judgment for execution of any award rendered by the arbitral tribunal may be entered by any court of competent jurisdiction. To the extent permitted by applicable law, any rights to appeal from or cause a review of any such award by any court or tribunal are hereby waived by the Parties. The foregoing shall not preclude either Party from seeking or obtaining preliminary or interim injunctive relief or pursuing all available administrative, judicial or other remedies for potential violations of the confidentiality provisions set forth in this Agreement, or the infringement of a registered patent, trademark, service mark or copyright.

(c) Waiver of Jury Trial. Each Party hereto hereby knowingly, voluntarily and intentionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

(d) Assignment; Binding Nature. Salt may assign any or all of its rights and obligations under this Agreement with or without Member’s prior written consent. This Agreement may not be transferred or assigned by Member without the prior written consent of Salt. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns.

(e) Amendment. This Agreement may not be amended or modified except pursuant to an instrument in writing executed by both Parties, except that Salt shall have the right to unilaterally (i) change any or all of the fees pursuant to and in accordance with Section 3, and (ii) modify the Usage Rules pursuant to Section 2(c).

(f) Waivers. No provision of this Agreement may be waived except by an instrument in writing executed by the Party against whom the waiver is to be effective. Failure by either Party at any time to require full performance of any provision hereof shall in no manner affect the right of such Party to enforce the same provision at a later time or to enforce any other provision hereof.

(g) Survival. The rights and obligations under Sections 6, 7, 8, 9 10(b) and 10(c) shall survive the termination of this Agreement.

(h) Injunctive Relief. The Parties acknowledge that an impending or existing violation (i) by either Party of any provision of Sections 6 and 7 may cause the other Party irreparable injury for which such other Party would have no adequate remedy at law, and agree that such other Party shall be entitled to seek immediate injunctive relief (whether preliminary, temporary or permanent) prohibiting such violation, in addition to any other rights and remedies that may be available to such other Party at law or in equity.

(i) Relationship between the Parties. There is no joint venture, partnership, or fiduciary relationship existing between the Parties hereto, and the Parties do not intend to create any such relationship by this Agreement. This Agreement does not create, and shall not be construed to create, any right for the benefit of any third party, except as otherwise expressly provided herein, and only Salt, and Member shall have standing to enforce any rights hereunder.

(j) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the Parties with respect to the subject matter hereof.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

[MEMBER] By: Electronic Signature SALT PLATFORM, LLC By: Signature On File